                                                                                                      Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax:   631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:  April 29, 2009

Contact:  Ms. Judith Barber
 Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

Assets Go Over $2 Billion

Earnings Increase by 1%

 Deposits Grow by
More Than $300 Million

Smithtown, NY, April 29, 2009 - Smithtown Bancorp (NASDAQ:  SMTB), the parent company of Bank of Smithtown, today announced earnings for the first quarter of 2009 of $3,616,425, or $.31 per share.  These figures reflect a 1% increase in net income over the first quarter of last year, and a 16% decrease in fully-diluted earnings per share over the same period last year as a result of the Company’s common stock offering that was completed at the end of the third quarter of 2008.

During the first quarter, the Company’s assets passed the $2 billion mark, finishing the period with approximately $2.2 billion in assets.  Within the next few months, Bank of Smithtown will be 100 years old, and is the largest independent commercial bank headquartered on Long Island.

Deposits continued to grow at a rapid pace as the Bank continues to take advantage of shifts in the competitive marketplace. Deposits grew during the first quarter by $303 million, an increase of 22%.  Core deposits grew by $230 million, representing 76% of the growth.  Consistent with last year’s figures, at March 31, 2009, 79% of the Bank’s deposits were in core deposits.

The Bank’s deposit growth continues to be aided by the development of its new branches.  The Bank opened four new branches last year, and two new branches so far this year.  Those six new branches gained $134 million in deposits during the first quarter, representing 44% of the first quarter deposit growth.  These results are consistent with those of 2008 when deposit growth in the new branches represented approximately half of the Bank’s overall deposit growth for the year.

The Bank’s new branch in Huntington has been remarkably successful.  The branch opened in mid-November of last year, and by March 31st had already collected more than $100 million in deposits.

Bank of Smithtown currently has 11 new branch projects under development on Long Island and in New York City.  The Company expects between four to eight of those new branches to open this year, with the remainder to open during 2010.  The Bank presently has 21 branches.

Loans grew during the first quarter by $134 million, an increase of 8%.  Consistent with activity throughout the past year and a half, 89% of these loans were amortizing mortgage loans on commercial and residential properties.

The largest area of loan growth was in multi-family loans.  These types of loans, on apartment buildings in the New York metropolitan area and on Long Island, grew by $56 million during the first quarter and now comprise 20% of the Bank’s loan portfolio.

Commercial mortgage loans grew by almost as much, with $55 million added during the quarter.  One-to-four family residential mortgage loans grew by $8.5 million.

Land and construction loans grew by $12.6 million.  Only one new construction loan for approximately $1.2 million was closed and funded during the quarter.  The balance of the net growth in this category was in construction loan advances on commitments closed during prior quarters. Most of these commitments are for building single-family homes on Long Island where the builder has a contract with a buyer, and the buyer has an end loan commitment in place.

At quarter’s end, commercial mortgage loans comprised 45% of the overall portfolio, down slightly from last year.  Multi-family loans comprised 20% of the portfolio, continuing a strong upward trend.  Land and construction loans constituted 22% of the portfolio, continuing to trend downward from a peak 15 months ago of 32%.  One-to-four family residential mortgage loans represented approximately 9% of the portfolio.

The loan “pipeline” of approved but unfunded commitments at March 31, 2009, was $230 million, up considerably from the 2008 year-end level of $147 million.  The loan mix in the pipeline reflects the continued shift toward more permanent mortgage lending and, in particular, toward more multi-family mortgage lending.  Of the approximately $230 million in the pipeline at March 31, 2009, $97 million is in multi-family loans, $92 million is in commercial mortgage loans, $27 million is in one-to-four family residential mortgage loans, and only $11 million is in land and construction loans.

At March 31, 2009, the average balance of a commercial mortgage loan in the Bank’s portfolio was $2.2 million, with an average loan-to-value ratio of 53%. The average balance of a multi-family loan was $3.7 million, with an average loan-to-value ratio of 63%.  For one-to-four family residential mortgage loans, the average balance was $558,000, with an average LTV of 47%.

All of the Bank’s credit quality ratios continue to be significantly better than those of peer group banks.  Nonperforming loans at quarter-end were at $8.4 million, or .46% of total loans.  This figure increased from the previous quarter’s end primarily as a result of adding one home loan that is presently under foreclosure.  A written offer has been made by a third party to purchase the property for an amount sufficient to satisfy the debt,  but whether that sale will be concluded or whether the Bank will have to complete its foreclosure of the mortgage remains to be seen.  During the first quarter, under similar circumstances, the Bank’s borrowers sold three homes for amounts which satisfied the debts on those properties in full, thereby eliminating those loans from the nonperforming category prior to completion of the foreclosure.  In any event, in spite of this small increase, the .46% nonperforming loan ratio compares very favorably to the ratio of 2.40% for the peer group of 293 banks in the nation with assets from $1 billion to $3 billion.

Loans 30-89 days past due were at $13.9 million, or .76% of total loans.  Similarly, this figure has increased from the previous quarter’s end primarily as a result of adding one home loan that is presently under foreclosure. One other loan in this category is in foreclosure, and the balance consists mostly of two loans that pay slowly. How each of these matters will be resolved remains to be seen. In any event, again, the Bank’s ratio of ..76% compares very favorably with the peer group ratio of 1.31%.

Net charge-offs for the first quarter were approximately $92,000, with $64,000 of these being attributable to loans and $28,000 attributable to the Bank’s overdraft protection program.  The combined total net charge-offs represent less than .01% of average loans.

The net interest margin for the first quarter decreased substantially to 2.76%. The  decrease was primarily attributable to two factors. First, the most recent interest rate cuts by the Federal Reserve for 75 basis points in mid-December significantly reduced the Bank’s interest income on its prime-based floating rate loans.  The average balance of such loans during the first quarter was $477 million, and the Fed rate cut contributed to the reduction in the average yield on the loan portfolio by 32 basis points, from 6.20% during the fourth quarter of 2008 to 5.88% during the first quarter of 2009.

Secondly, early in the first quarter, as the new Congress and new President took office and there was an extraordinary amount of negative discussion in the media about the weakness of some of the nation’s largest banks and their need for Government support, the Bank experienced an unusually large inflow of deposits from customers of those banks. During the month of January alone, deposits grew by $147 million.  The deposit growth was so rapid under these unusual circumstances that the Bank was unable to employ the funds into loans and securities at the same pace.  As a result, for much of the quarter, interest expense grew much more quickly than interest income, putting downward pressure on the net interest margin.

The Company’s efficiency ratio for the first quarter moved higher to 59.87%.  Because the ratio is a function of both income and noninterest expense, the first reason the ratio moved higher is the reduction of interest income caused by the Fed rate cut as described above. In addition, there were dramatic increases of noninterest expense for FDIC insurance premiums and employee health insurance premiums.  With regard to FDIC insurance, for example, the Bank’s premium more than tripled, increasing from $177,000 during the fourth quarter of 2008 to $550,000 during the first quarter of 2009. This dramatic increase is a consequence of healthy banks having to pay the FDIC’s costs of resolving weaker banks.  Other areas of noninterest expense, such as those associated with the Bank’s new branch program, grew only modestly and as anticipated.  Even with these increases in some expenses, the Bank’s efficiency ratio of 59.87% remained substantially better than the peer group ratio of 70.60%.

The Company’s Chairman & Chief Executive Officer, Brad Rock, commented:  “During these difficult times, which many observers think is at or near the bottom of the economic cycle, we believe that we are not only weathering the storm around us, but also taking advantage of opportunities to emerge from the ‘financial crisis’ as one of the winners for the future.

“Changes in the competitive marketplace have created favorable opportunities for growth, both in core deposits and loans.  We are seeking to take advantage of those opportunities, even if it means moderating income growth during these difficult times, in order to create a more valuable franchise for the future.  So, for example, early in the first quarter, when the core deposit inflows were so rapid that we could not employ the funds profitably at the same pace, nonetheless, we chose not to take steps to slow or stop the inflows, in spite of the downward pressure on the margin.

“Fortunately, as we look to the future, both factors that created downward pressure on the net interest margin during the first quarter seem to be in the past. The Fed interest rate cuts, though they have taken their toll, would seem to be done.  And with respect to the investment of deposit inflows, net loan growth has caught up with, and passed by, net deposit growth.  For the month of January, deposit growth was $147 million while loan growth was $19 million.  By February, deposit growth was $67 million and loan growth was $61 million.  For the first three weeks of April, deposit growth was $12 million and loan growth was $66 million.  So, as a result of our increasing ability to employ the funds and the likelihood that Fed interest rate cuts have come to an end, we expect that the margin has bottomed out and may gradually begin to increase over time.”

Mr. Rock added:  “We continue to be enthused about our new branch program and think that many of these new branches are opening at exactly the right time and place to take advantage of changes in the competitive marketplace.  The results in Huntington, for example, speak for themselves.  We plan to continue this branch expansion going forward, while being cost conscious and very selective with our sites.”

He concluded:  “We fully expect some of the nation’s economic pains to continue as the various impacts of the ‘financial crisis’ play out.  Nonetheless, some Federal Reserve economists have noted ‘many favorable trends in front-end economic indicators’.  Whatever the remaining length of the recessionary economic environment, we are confident that we will weather the storm, and we will emerge even better positioned than before to provide the lending and deposit services that our customers need, and to build the shareholder value that has been the hallmark of our Company for so many years.”

*      *      *

Forward-Looking Statements

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such.  In addition, certain statements may be contained in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:  local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact, changes in the level of non-performing assets and charge-offs; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism; the timely development and acceptance of new products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowings and savings habits; changes in the financial performance and/or condition of our borrowers; technological changes; acquisitions and integration of acquired businesses; the ability to increase market share and control expenses; changes in the competitive environment among financial holding companies and other financial service providers; the quality and composition of our loan or investment portfolio; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, compensation and benefit plans; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; greater than expected costs or difficulties related to the opening of new branch offices or the integration of new products and lines of business, or both; and/or our success at managing the risk involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Consolidated Balance Sheets

	As of
	March 31, 2009	March 31, 2008
ASSETS
Cash and due from banks	$18,464	$19,936
Federal funds sold	11,344	12,458
Total cash and cash equivalents	29,808	32,394

Term placements	125,507	-

Investment securities:
Available for sale:
Obligations of U.S. government agencies	24,443	13,896
Mortgage - backed securities	61,517	24,269
Obligations of state and political subdivisions	4,488	5,834
Other securities	10,292	7,581
Total securities available for sale	100,740	51,580
Held to maturity:
Mortgage - backed securities	-	3
Obligations of state and political subdivisions	112	202
Total securities held to maturity (estimated fair value
$113 in 2009 and $205 in 2008)	112	205
Total investment securities	100,852	51,785

Restricted securities	15,916	9,048

Loans	1,823,185	1,124,033
Less: allowance for loan losses	12,411	9,039
Loans, net	1,810,774	1,114,994

Bank premises and equipment	34,439	23,506

Other assets
Cash value of company owned life insurance	19,770	19,159
Goodwill	3,923	3,923
Intangible assets	866	1,276
Other real estate owned	6,972	6,972
Other	23,421	19,121
Total other assets	54,952	50,451

Total assets	$2,172,248	$1,282,178

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$118,330	$108,637
Money market	589,367	371,028
NOW	27,879	30,681
Savings	95,919	59,167
Time	838,512	404,217
Total deposits	1,670,007	973,730

Dividends payable	474	393
Other borrowings	326,480	175,000
Subordinated debt	38,836	38,836
Other liabilities	14,443	11,820
Total liabilities	2,050,240	1,199,779

Stockholders' equity
Preferred stock - $.01 par value (100,000 shares authorized at March 31, 2009 and 2008;
no shares issued or oustanding at March 31, 2009 and 2008)	-	-
Common stock - $.01 par value (20,000,000 shares authorized at March 31, 2009 and
2008; 13,910,386 shares issued, 11,858,522 shares outstanding at March 31, 2009;
11,886,341 shares issued, 9,834,477 shares outstanding at March 31, 2008)	139	119
Additional paid in capital	52,340	26,070
Retained earnings	81,447	67,412
Accumulated other comprehensive loss	(1,856)	(1,140)
	132,070	92,461
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	122,008	82,399

Total liabilities and stockholders' equity	$2,172,248	$1,282,178

Consoidated Statements of Income

	For the Three Months Ended
	March 31,
	2009	2008
Interest income
Loans	$25,499	$19,262
Federal funds sold	17	8
Term placements	69	-
Investment securities:
Taxable:
Obligations of U.S. government agencies	259	273
Mortgage - backed securities	450	238
Other securities	154	124
Subtotal	863	635
Exempt from federal income taxes:
Obligations of state & political subdivisions	48	58
Other interest income	82	125
Total interest income	26,578	20,088

Interest expense
Money market accounts (including savings)	3,129	3,350
Time deposits of $100,000 or more	3,099	1,796
Other time deposits	4,147	2,672
Other borrowings	2,224	889
Subordinated debt	516	422
Total interest expense	13,115	9,129
Net interest income	13,463	10,959
Provision for loan losses	1,200	800
Net interest income after provision for loan losses	12,263	10,159

Noninterest income
Trust and investment services	133	182
Service charges on deposit accounts	567	504
Revenues from insurance agency	922	1,048
Net gain on sale of investment securities	522	-
Increase in cash value of company owned life insurance	116	198
Other	520	414
Total noninterest income	2,780	2,346

Noninterest expense
Salaries	3,702	3,146
Pension and other employee benefits	1,104	849
Net occupancy expense of bank premises	1,799	1,135
Furniture and equipment expense	779	657
Amortization of intangible assets	91	107
Other	1,917	1,078
Total noninterest expense	9,392	6,972
Income before income taxes	5,651	5,533
Provision for income taxes	2,035	1,958
Net income	$3,616	$3,575

Earnings per share
Basic earnings per share	$0.31	$0.37
Diluted earnings per share	$0.31	$0.37

Cash dividends declared	$0.04	$0.04
Weighted average common shares outstanding	11,788,107	9,787,266
Weighted average common equivalent shares	11,794,773	9,788,606

Comprehensive income	$2,468	$2,607

Selected Financial Data
(in thousands, except per share data)

	For the Three Months Ended
	March 31, 2009	March 31, 2008

Basic earnings per share (1)	$0.31	$0.37
Diluted earnings per share (1)	0.31	0.37

Assets	$2,172,248	$1,282,178
Loans	1,823,185	1,124,033
Deposits	1,670,007	973,730

Return on Average Equity	11.95	17.59
Cash Return on Average Equity (1)	12.14	17.93
Return on Average Tangible Equity (2)	12.44	18.79
Cash Return on Average Tangible Equity (3)	12.64	19.16

Return on Average Assets	0.71	1.19
Cash Return on Average Assets (1)	0.72	1.21
Return on Average Tangible Assets (2)	0.71	1.19
Cash Return on Average Tangible Assets (3)	0.72	1.22

Net Interest Margin	2.76	3.90

Efficiency	59.86	52.60
Efficiency - Cash Basis	59.29	51.80

(1) Excludes amortization of intangibles
(2) Excludes intangible assets
(3) Excludes amortization of intangibles and intangible assets